PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                                  May 7, 1999
                                                                Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              --------------

               We, Morgan Stanley Dean Witter & Co., have the option to redeem these notes in whole, but not in part, prior to the maturity date. We may redeem these notes by giving you not less than 30 nor more than 35 calendar days notice on any May 28 or November 28, commencing May 28, 2002. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:        $30,000,000

Maturity Date:           May 28, 2019

Settlement Date
  (Original Issue Date): May 28, 1999

Interest Accrual Date:   May 28, 1999

Issue Price:             100%

Specified Currency:      U.S. Dollars

Redemption Percentage:   100%

Redemption Dates:        Redeemable in whole, but not in part, at our
                         option upon not less than 30 nor more than 35 calendar days notice on any May 28 or November 28, commencing May 28, 2002

Annual Redemption
  Percentage Reduction:  N/A

Interest Rate:           7.00% per year

Interest Payment Dates:  Each May 28 and November 28, commencing
                         November 28, 1999

Interest Payment Period: Semi-annually

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Trustee:                 The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745ENR8


   Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                        MORGAN STANLEY DEAN WITTER